Clinical Validations for IV-Cell™ and HemeScreen™ Completed

 Orders expected from several major labs both domestically and internationally

NEW HAVEN, CT, (September 27, 2019) – Specialty diagnostics company Precipio, Inc.  (NASDAQ:  PRPO), announced that as it approaches the end of Q3-2019, several of the large laboratories have successfully completed validation studies to test Precipio’s  IV-Cell cytogenetics media product, as well as its HemeScreen Assay, and are proceeding towards placing orders.

From Validation Testing To Revenue

As previously discussed, each lab must undergo a complex and thorough process to introduce products such as IV-Cell cytogenetics media and HemeScreen Assay into its clinical work-flow. This includes extensive testing as well as side-by-side comparison to the laboratory’s existing process in order to ensure both consistent results, as well as superior performance of the products.

Each potential customer has their unique acceptance procedures. Only once these and other important parameters are demonstrated, does a laboratory proceed to discuss purchasing this product and integrating it into their clinical operations.

“This process is no different than the process we at Precipio take when evaluating and introducing a new technology; after all, we are dealing with patients’ lives and the diagnosis of cancer, a task we take incredibly seriously. Therefore a rigorous process is expected to ensure accuracy of results” said Dr. Ayman Mohamed, Precipio’s Laboratory Scientific Director.

In the laboratories that have completed their clinical testing step, the next and final step is the agreement on commercial terms. Based on the size of the customer, this usually involves various approvals within the organizational hierarchy; followed by a pricing/volume discussion to establish the economic terms. Finally, the laboratory must evaluate its current inventory levels to assess the timeline to exhausting the inventory it has on hand of its current products (typically 30-60 days’ worth of inventory) and place an order accordingly.

New Product Commercialization Efforts

Precipio management and its commercial team have been engaged in substantial efforts to commercialize its products, including in-roads into some of the largest laboratories both domestically and internationally.

As with many new products, the first sale is always the most difficult one. Absent a product track record and prior customer references, the product introduction is challenging. However, the combination of the clinical value of products such as IV-Cell, combined with its operational and cost-advantage benefits, have proven extremely attractive to the customers approached by Precipio.

Over the past six months the team has been focused on approaching customers and obtaining agreements for trials. As in all sales, this is very much a “shots on goal” approach, and the more customers the company approaches, the more trials are conducted, the more end-user customers we project to have.

The company has had substantial success (as measured by the response rates) and has a pipeline of numerous additional trials underway both domestically and internationally.

As typically in new product launches, through frequent meetings and presentations to customers, the company continuously learns how to improve its product positioning and marketing message. We have also been able to identify the key benefits that are important to customers. That feeds into an improved message which ultimately increases the yield of sales efforts.

The company's commercialization efforts internationally have enabled for trials that were successfully secured for IV-Cell, with revenue potential estimated at $5M annually. The seven trials were generated from a total of eight laboratories that were presented with the product.

“We are energized by the results of the commercialization of our products. I have witnessed firsthand our recent successes in generating interest, trials, and successful results for labs both in the US and overseas; this clearly demonstrates we have a product that combines clinical, operational and economic value to laboratories serving their patients”, said Ilan Danieli, Precipio’s Chief Executive Officer. “I have no doubt that proprietary technologies such as IV-Cell will be a substantial driver of revenue, gross margin, and profitability in the coming quarters - yes it takes longer time than anticipated but I am confident that we are on the right path forward to creating substantial shareholder value.”

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment such as the Yale School of Medicine and Harvard’s Dana-Farber Cancer Institute, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements,” within the meaning of federal securities laws, including statements related to ICP technology, including financial projections related thereto and potential market opportunity, plans and prospects and other statements containing the words “anticipate,” “intend,” “may,” “plan,” “predict,” “will,” “would,” “could,” “should,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the known risks, uncertainties and other factors described in the Company’s definitive proxy statement filed on April 19, 2019 , the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and on the Annual Report on Form 10-K for the year ended December 31, 2018 as well as the Company’s prior filings and from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. All information in this press release is as of the date of the release and the Company does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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